UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: January 18, 2016

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 18, 2016, Tenet Healthcare Corporation (the “Company”) entered into a Support Agreement (the “Support Agreement”) with Glenview Capital Management, LLC, Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd. and Glenview Capital Opportunity Fund (collectively, “Glenview”).

Pursuant to the Support Agreement, and concurrently with the execution of the Support Agreement, the Company (i) increased the size of the Company’s board of directors (the “Board”) by two directors to twelve directors such that there would be two vacancies on the Board and (ii) appointed Matthew J. Ripperger (“Mr. Ripperger”) and Randolph C. Simpson (“Mr. Simpson”, each of Mr. Ripperger and Mr. Simpson a “Glenview Designee” and together, the “Glenview Designees”) to fill the newly created vacancies. Subject to Glenview’s compliance with certain standstill obligations and the consent of the Glenview Designees, the Glenview Designees will be included in the Company’s slate of director nominees for election at the 2016 and 2017 annual meetings of shareholders.

The Support Agreement also includes, among other provisions, certain standstill and voting commitments by Glenview. The standstill period shall, subject to the Company’s compliance with the terms of the Support Agreement, extend until at least the completion of the 2017 annual meeting of shareholders (so long as the 2017 annual meeting is held by May 31, 2017). If Glenview and its affiliated entities cease collectively to beneficially own an aggregate net long position of at least (x) 10% of the Company’s outstanding shares, Mr. Ripperger shall resign from the Board, and/or (y) 5% of the Company’s outstanding shares, Mr. Ripperger and Mr. Simpson shall both resign from the Board. In addition, if Glenview or its affiliates materially breach the Support Agreement and fail to cure such breach, each of Mr. Ripperger and Mr. Simpson shall resign from the Board.

In addition, the Support Agreement includes the option for Glenview to propose, between December 15, 2016 and January 31, 2017, two additional nominees for appointment as directors. These individuals shall be independent of both the Company and Glenview and, subject to the approval of the Board, would be appointed to the Board effective January 31, 2017. The Support Agreement further provides that the Board shall not increase its size to larger than 14 directors prior to the 2017 annual meeting of shareholders, and the size of the Board shall not exceed 12 directors following the 2017 annual meeting and for the remaining period that the standstill agreement is in effect.

The description of the Support Agreement contained herein is qualified in its entirety by reference to the full text of the Support Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As noted in Item 1.01 above, in connection with the Company’s execution of the Support Agreement, on January 18, 2016, the Company appointed Mr. Ripperger and Mr. Simpson to the Board. Effective upon appointment to the Board, Mr. Ripperger was appointed to the Board’s Human Resources Committee and its Health IT Committee, and Mr. Simpson was appointed to the Board’s Nominating and Corporate Governance Committee and its Quality, Compliance & Ethics Committee. In addition, Mr. Ripperger and Mr. Simpson have signed an irrevocable contingent resignation pursuant to which they will resign from the Board effective on the occurrence of the events described in item 1.01 above relating to Glenview’s minimum ownership thresholds.

Mr. Ripperger and Mr. Simpson will participate in the non-employee director compensation programs described under “Director Compensation” in the Company’s proxy statement filed with the SEC on March 27, 2015. It is anticipated that the Glenview Designees will assign any compensation awards in connection with their service as a director of the Company for the benefit of investment funds managed by Glenview Capital Management, LLC. Except for the Support Agreement, there were no other arrangements or understandings pursuant to which either of Mr. Ripperger or Mr. Simpson was appointed to the Board, and neither Mr. Ripperger nor Mr. Simpson is party to any transaction with the Company reportable under Item 404(a) of Regulation S-K under the Securities Act of 1933.

The description of the Support Agreement contained herein is qualified in its entirety by reference to the full text of the Support Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events

On January 19, 2016, the Company and Glenview issued a joint press release announcing the appointment of Mr. Ripperger and Mr. Simpson to the Board and the entry into the Support Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are filed as a part of this Report.

Exhibit No.	Description

10.1	Support Agreement, dated January 18, 2016, by and among Tenet Healthcare Corporation, Glenview Capital Management, LLC, Glenview Capital Management, LLC, Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd. and Glenview Capital Opportunity Fund, L.P.

99.1	Joint Press Release of Tenet Healthcare Corporation and Glenview Capital Management, LLC, dated as of January 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

Date: January 19, 2016

	By:	/s/ Paul A. Castanon
Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Support Agreement, dated January 18, 2016, by and among Tenet Healthcare Corporation, Glenview Capital Management, LLC, Glenview Capital Management, LLC, Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd. and Glenview Capital Opportunity Fund, L.P.

99.1	Joint Press Release of Tenet Healthcare Corporation and Glenview Capital Management, LLC, dated as of January 19, 2016.